Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of ACBA Merger Sub I Limited (the “Company”) on Amendment No. 3 to Form F-4 to be filed on December 8, 2023, of our report dated June 14, 2023, with respect to our audit of the consolidated financial statements of ACE Global Business Acquisition Limited as of December 31, 2022 and 2021, and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Adeptus Partners, LLC

Adeptus Partners, LLC

Ocean, New Jersey

December 8, 2023